Exhibit 23(A)



                       Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Amendment No. 1 to Registration Statement on Form S-3 of our report dated February 18, 1997 appearing on page 17 of Appendix I to the Consolidated Natural Gas Company proxy statement for the 1997 annual meeting of stockholders which is incorporated in the Company's Annual Report on Form 10-K for the year ended December 31, 1996. We also consent to the reference to us under the heading "Experts" in such Prospectus.




/s/ Price Waterhouse LLP
------------------------
Price Waterhouse LLP


Pittsburgh, Pennsylvania 15219-9954
June 25, 1997